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                                                                   EXHIBIT 12(a)


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                   Year Ended Last Friday in December
                                                   2001           2000         1999               1998               1997
                                              --------------- ------------- -------------- ------------------ ------------------
                                                (52 weeks)     (53 weeks)    (53 weeks)         (52 weeks)         (52 weeks)
Pre-tax earnings from continuing operations          $ 1,377        $ 5,717        $ 4,206            $ 2,120            $ 3,102

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)             17,097         18,307         13,235             17,237             15,128
                                              --------------- ------------- -------------- ------------------ ------------------

Pre-tax earnings before fixed charges                 18,474         24,024         17,441             19,357             18,230

Fixed charges:
   Interest                                           16,843         18,052         12,987             17,014             14,938
   Other  (a)                                            451            465            451                354                240
                                              --------------- ------------- -------------- ------------------ ------------------

   Total fixed charges                               $17,294        $18,517        $13,438            $17,368            $15,178
                                              --------------- ------------- -------------- ------------------ ------------------

Ratio of earnings to fixed charges                      1.07           1.30           1.30               1.11               1.20
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(a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.